Exhibit 107

Calculation of Filing Fee Table(1)

FORM 424(b)(2)

(Form Type)

System Energy Resources, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Debt	First Mortgage Bonds, 6.00% Series due April 15, 2028	Rule 457(r)	$325,000,000	96.196%	$312,637,000	0.00011020	$34,452.60

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amount					$312,637,000		$34,452.60

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$34,452.60

(1)

This “Calculation of Filing Fee Table” shall be deemed to update the “Calculation of Filing Fee Tables” in System Energy Resources, Inc.’s Registration Statement on Form S-3 (File No. 333-266624-01), which was filed on August 8, 2022. The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering.